Annual Shareholder Meeting Results:

Dynamic Credit Income held its annual meeting of shareholders on April 30, 2014.

Dynamic Credit Income:

Shareholders voted as indicated below:
						                       Withheld
		     				Affirmative	      Authority

Re-election of Hans W. Kertess -
Class I to serve until the annual
meeting for the 2017 fiscal year		 111,300,861         2,344,828

Re-election of William B. Ogden, IV -
Class I to serve until the annual
meeting for the 2017 fiscal year		 111,321,567         2,324,122

Re-election of Alan Rappaport -
Class I to serve until the annual
meeting for the 2017 fiscal year		 111,291,860         2,353,829


The other members of the Board of Directors at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. James A. Jacobson, John C. Maney+ and Bradford K. Gallagher continued to serve as Trustees of the Fund.

+ Interested Trustee

Special Shareholder Meeting Results:

Dynamic Credit Income held a special meeting of shareholders on July 31, 2014.

Dynamic Credit Income:

Shareholders voted on these meetings as indicated below:

	                                        For      Against	Abstain

Approval of an Investment Management
Agreement between Dynamic Credit Income
and Pacific Investment Management
Company LLC    			    	   58,025,925	 1,650,406     11,197,705